Exhibit 10.9

Confirmatory Employment Letter

July 27, 2012

Daniele Farnedi

c/o Trulia, Inc.

116 New Montgomery Street, Suite 300

San Francisco, CA 94105

Dear Daniele,

This letter agreement is entered into between you and Trulia, Inc. (the “Company”). The purpose of this letter agreement is to confirm the current terms and conditions of your employment as of the date hereof and to provide you with additional benefits in connection with a change in control transaction.

You will continue to serve as Vice President, Engineering of the Company. Your current monthly salary is $18,791.67 ($225,500.00 per year), less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. You will also have an opportunity to receive an additional $31,000.00 in performance bonuses per calendar year. Details of specific performance metrics will be determined by the Compensation Committee of the Company’s Board of Directors in its discretion. You should note that the Company reserves the right to modify salaries and bonuses from time to time as it deems necessary.

In addition to salary and bonus, the Company granted you a stock option on February 8, 2011 to purchase 170,000 shares of the Company’s common stock (the “2011 Option”) pursuant to the Company’s 2005 Stock Incentive Plan (the “Plan”), and a stock option agreement thereunder (the “2011 Option Agreement”). The terms and conditions of the 2011 Option, including the vesting schedule and exercise price per share, are set forth in the 2011 Option Agreement. In addition, supplementing the original vesting schedule of the 2011 Option and subject to necessary corporate approvals, if within 12 months following a Company Transaction (as defined in the Plan) that is not a Related Party Transaction (as defined in the Plan) your service is either (i) involuntarily terminated without Cause (as defined in the Plan) or (ii) voluntarily terminated with “Good Reason,” then 50% of your remaining unvested shares subject to the 2011 Option shall fully vest and become exercisable.

“Good Reason” shall be deemed to exist if (i) there is a reduction of your base compensation of greater than 25% due to the change in control, (ii) you are subjected to discrimination, harassment or abuse as a result of your race, color, religion, creed, sex, age, national origin, sexual orientation or disability, or (iii) upon the Company’s or its successor’s request, you refuse to relocate to a facility or location outside the San Francisco Bay Area.

You also hold a stock option granted to you on January 31, 2007 in connection with your hiring covering 457,662 shares, subject to a stock option agreement under the Plan (the “New Hire Option Agreement”).

You also hold a stock option granted to you on July 27, 2012 covering 50,000 shares, subject to a stock option agreement under the Plan (the “2012 Option Agreement”).

You will continue to be entitled to the standard benefits package of the Company.

You should be aware that your employment with the Company continues to be for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you were required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must have been provided to us within three (3) business days of your date of hire. By your signature to this letter agreement, you represent that you have presented the Company with such documentation.

You reaffirm that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by Company rules and regulations. By your signature to this letter agreement, you acknowledge that you have read and understand the Company rules of conduct which are included in the Company’s handbook. You will be expected to continue to comply with the Employment, Confidential Information and Intellectual Property Assignment Agreement that you executed on December 22, 2006 (the “Intellectual Property Agreement”).

To indicate the confirmation of your employment terms, please sign and date this letter in the space provided below and return it to me. This letter, along with the Intellectual Property Agreement, the 2011 Option Agreement, the New Hire Option Agreement and the 2012 Option Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral, including, but not limited to, your offer letter agreement that you executed December 22, 2006. This letter may not be modified or amended except by a written agreement, signed by an authorized officer of the Company and by you.

We look forward to continue working with you at Trulia, Inc.!

Very truly yours,

TRULIA, INC.

By:	/s/ Peter Flint
Peter Flint, Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Daniele Farnedi
Daniele Farnedi

Dated:	August 3, 2012